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                                                                      Exhibit 3k



                              CONSULTING AGREEMENT


THIS AGREEMENT is dated the 25 day of June, 1996,

BETWEEN:
                        MINCO MINING & METALS CORPORATION
                          1870-401 West Georgia Street
                                    Vancouver
                            British Columbia, V6B 5A1
                              (herein the "CLIENT")

                                     - and -

                            KAISUN GROUP CANADA INC.
                               3220 Colonial Drive
                                   Mississauga
                                Ontario, L5L 5K8
                            (herein the "CONSULTANT")

WHEREAS the Client desires to engage the Consultant to provide services to the Client for the term of this Agreement and the Consultant has agreed to provide such services, all in consideration and upon the terms and conditions contained herein;

NOW THEREFORE it is hereby agreed as follows:

1.       SERVICES

         The Client agrees to engage the Consultant to act as President and Chief Executive Officer and to provide the Client with such other consulting services as the Client and the Consultant agree upon and the Consultant has agreed to perform and provide such services (collectively the "SERVICES").

2.       TERM

         Except as otherwise provided in this Agreement, the Client agrees to engage the Consultant to provide the Services for a term commencing March 1, 1996 and ending June 25, 1999.

3.       FEE

         (a) The Client agrees to pay the Consultant a fee for the Services provided by the
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         Consultant under the Agreement in the amount of $500.00 per day payable monthly on the last day of each month to a maximum of $100,000 per year with such amounts reviewable upon each successive anniversary dates during the term of this Agreement.

         (b) The Consultant agrees to render monthly invoices to the Client, in a form reasonably acceptable to the Client, detailing the Services performed by the Consultant.

         (c) The Client shall be responsible for all sales taxes (including goods and services taxes) due in respect of the fees paid to the Consultant. The fees paid to the Consultant under this Agreement shall be increased to take into account any applicable goods and services taxes or other sales or value added taxes payable in respect of such fees, and all invoices provided by the Consultant shall include the GST registration number and any other applicable sales or value added tax registration numbers of the Consultant.

4.       EXPENSES

         The Client shall pay for or reimburse the Consultant for all reasonable, ordinary and necessary expenses incurred by the Consultant in the ordinary course of performing the Services upon presentation of proper accounts, statements, invoices or receipts for such items.

5.       INDEPENDENT CONTRACTOR

         The Consultant's relationship with the Client as created by this Agreement is that of an independent contractor for the purposes of the Income Tax Act (Canada) and any similar provincial taxing legislation. It is intended that the Consultant shall have general control and direction over the manner in which its services are to be provided to the Client under this Agreement. Nothing contained in this Agreement shall be regarded or construed as creating any relationship (whether by way of employer/employee, agency, joint venture, association. or partnership) between the parties other than as an independent contractor as set forth herein.

6.       TIME AND EFFORT

         The Consultant shall be free to devote such portion of the Consultant's time, energy, effort and skill as the Consultant sees fit, and to perform the Consultant's duties when and where the Consultant sees fit, so long as the Consultant performs the Services set out in this Agreement in a timely and professional fashion.

7.     AUTHORITY

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         The Consultant acknowledges that it is being retained as a consultant to the Client and that as such it does not have the authority and cannot commit or bind the Client to any matter, contract or negotiation without the prior authorization of the Client.

8.       COMPLIANCE

         (a) The Consultant shall comply with a applicable federal, provincial and municipal laws, rules and regulations arising out of or connected with the performance of the Services under this Agreement by the Consultant or its employees.

         (b) The Consultant shall be responsible for all Unemployment Insurance Contributions, Canada Pension Plan contributions, Income Tax and Workers' Compensation payments relating to or arising out of the fees paid to the Consultant under this Agreement and the Services performed by the Consultant or its employees. Payments relating to any of the above shall be the responsibility of the Consultant and shall be forwarded by the Consultant as appropriate, directly to the government agencies involved. Proof of compliance with this requirement shall be available to the Client upon request.

         (c) In the event that any taxing authority, for whatever reason, seeks from the Client any Unemployment Insurance Contributions, Canada Pension Plan contributions, Income Taxes or Workers' Compensation payments, the Consultant agrees to indemnify the Client and any of its directors, officers and employees, for the full amount of any such contributions or payments (including any applicable interest and penalties thereon). The Consultant further agrees that the Client may set off an equal amount of such contributions or payments (including any applicable interest and penalties thereon) against any fees and expenses payable to the Consultant under this Agreement.

9.       KEY PERSON

         The parties acknowledge that Ken Cai is a key employee of the Consultant and is integral to the successful performance of the Services by the Consultant under this Agreement. It is acknowledged by the Consultant that Ken Cai will perform all of the Services, unless the Client otherwise consents in writing.

10.     SUPPORT

         The Client agrees to provide such assistance and make available such employees, office space and support to the Consultant as is reasonably necessary to enable the Consultant to perform the Services under this Agreement.

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11.      CONFIDENTIAL INFORMATION

         (a) The Consultant acknowledges that certain of the material and information made available to the Consultant by the Client in the performance of the Services (the "CONFIDENTIAL INFORMATION") will be of a confidential nature. The Consultant recognizes that the Confidential Information is the sole and exclusive property of the Client, and the Consultant shall use its best efforts and exercise utmost diligence to protect and maintain the confidentiality of the Confidential Information. The Consultant shall not, directly or indirectly, use the Confidential Information for its own benefit, or disclose to another any Confidential Information, whether or not acquired, learned, obtained or developed by the Consultant alone or in conjunction with others, except as such disclosure or use may be required in connection with the performance of the Services or as may be consented to in writing by the Client.

         (b) The Confidential Information is and shall remain the sole and exclusive property of the Client regardless of whether such information was generated by the Consultant or by others, and the Consultant agrees that upon termination of this Agreement it shall deliver promptly to the Client all such tangible parts of the Confidential Information including records, data, notes, reports, proposals, client lists, correspondence, materials, marketing or sales information, computer programs, equipment. or other documents or property which are in the possession or under the control of the Consultant without retaining copies thereof.

         (c) Each of the foregoing obligations of the Consultant in this clause shall also apply to any confidential information of customers, joint venture parties, contractors and other entities, of any nature whatsoever, with whom the Client or any associate or affiliate of the Client has business relations.

         (d) Notwithstanding the foregoing provisions of this clause, the Consultant shall not be liable for the disclosure or use of any of the Confidential Information to the extent that:

                  (i) the Confidential Information is or becomes available to the public from a source other than the Consultant and through no fault of the Consultant; or

                  (ii) the Confidential Information is lawfully obtained by the Consultant from a third party or a source outside of this Agreement.

         (e) The covenants and agreements contained in this clause shall survive the termination of this Agreement.

12.      OTHER SERVICES

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         The Consultant will be free to perform consulting and other services to the Consultant's other clients during the term of this Agreement, provided however, that the Consultant shall ensure that the Consultant is able to perform the Services pursuant to this Agreement in a timely and professional fashion. The Consultant agrees not to perform services for the Consultant's other clients which may create a conflict of interest or interfere with the Consultant's duties pursuant to this Agreement.

13.      TERMINATION

         (a) In the event that the Consultant breaches this Agreement, or otherwise fails to perform the Services in accordance with the terms of this Agreement, the Client may terminate this Agreement immediately and without notice for cause. Either party may terminate this Agreement at any time, without cause or reason, upon living 2 months advance written notice to the other.

         (b)      Upon termination of this Agreement:

                  (i) the Client's obligations to the Consultant under this Agreement shall terminate except for the Client's obligation to pay any fees and expenses in accordance with the terms of this Agreement, to the date of termination; and

                  (ii) the Consultant's obligations to the Client under this Agreement shall terminate except those obligations which are specifically expressed to survive the termination of this Agreement.

14.      INDEMNIFICATION

         (a) The Client undertakes to, and does hereby agree to, indemnify the Consultant and its directors. officers and employees against any and all actions, suits, claims, costs, and demands, losses, damages and expenses which may be brought against or suffered by them or which they may sustain, pay or incur by reason of the Consultant's performance of the Services under this Agreement, with the exception of any such actions, suits, claims, costs and demands, losses, damages and expenses caused by the wilful misconduct or gross negligence of the Consultant or any of its directors, officers or employees.

15.      GOVERNING LAW

         This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

16.     SEVERABILITY

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         If any provision of this Agreement, or the application of such provision to any person or in any circumstance, shall be determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement, and the application of such provision to any person or in any circumstance other than that to which it is held to be invalid, illegal or unenforceable, shall not be affected thereby.

17.      AMENDMENTS

         Any amendment to this Agreement must be in writing and signed by both parties hereto.

18.      TIME OF ESSENCE

         Time shall be of the essence in this Agreement.

19.      ENTIRE AGREEMENT

         This is the entire Agreement between the Client and the Consultant with respect to the consulting services to be provided by the Consultant to the Client and supersedes any prior agreements with respect to such services whether written or oral.

20.      NOTICES

         Notices hereunder shall be in writing and must be either personally delivered or sent by registered mail to the address(es) set forth above. A party may change the address set forth above by proper notice to the other.

21.      NO WAIVER

         The failure of any party to insist upon the strict performance of a covenant or obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party's right to demand strict performance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any covenant or obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or of any other obligation hereunder.

22.      ASSIGNMENT

         This Agreement is personal in nature and may not be assigned by either party hereto.

23.      ENUREMENT

         This Agreement shall be binding upon and shall enure to the benefit of each of the parties

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         hereto and their respective employees and permitted receivers, successors and assigns.

IN WITNESS WHEREOF the parties hereto have signed this Agreement as of the day and year first above written.


MINCO MINING & METALS CORPORATION




Per: /s/ Peter Tsaparas
    ------------------------------
    Peter Tsaparas
    Chairman of the Board



KAISUN GROUP CANADA INC.




Per: /s/ Ken Cai
    ------------------------------
    Ken Cai
    President

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